Exhibit 10.5
This Commitment Agreement has been filed to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Tennessee Valley Authority. The representations and warranties of the parties in this Commitment Agreement were made to, and solely for the benefit of, the other parties to this Commitment Agreement. The assertions embodied in the representations and warranties may be qualified by information included in schedules, exhibits or other materials exchanged by the parties that may modify or create exceptions to the representations and warranties. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

COMMITMENT AGREEMENT
     THIS AGREEMENT is effective as of the date it is executed by the last party to execute it and is made and entered into among MEMPHIS LIGHT, GAS AND WATER DIVISION (Board), acting for itself and on behalf of the CITY OF MEMPHIS, TENNESSEE (Municipality), a municipal corporation created and existing under and by virtue of the laws of the State of Tennessee, as they exist on the effective date of this agreement, and TENNESSEE VALLEY AUTHORITY (TVA), a corporation created and existing under and by virtue of the Tennessee Valley Authority Act of 1933, as it exists on the effective date of this agreement;
W I T N E S S E T H:
     WHEREAS, TVA and Board have a long-standing relationship as seller and buyer of power, under which Board currently purchases all of its power requirements from TVA pursuant to Power Contract TV-65726A, dated December 26, 1984, as amended (Power Contract); and
     WHEREAS, the electric utility industry is currently undergoing significant changes and restructuring; and
     WHEREAS, TVA and Board have discussed a proposed transaction under which the Municipality would issue municipal bonds for the benefit of the Board that are exempt from federal income tax (the Bonds) and use the proceeds of the Bonds to prepay $1,500,000,000 (one billion five hundred million dollars) of the costs it would incur under the Power Contract for a fifteen-year period; and
     WHEREAS, Board wishes to make a prepayment to TVA of a portion of Board’s power costs over the next fifteen years under the Power Contract in order to assure a reliable supply of electrical energy for its customers at favorable and predictable rates; and
     WHEREAS, TVA wishes to be assured of its long-term market for the sale of electrical power by contracting to supply at least half of Board’s power requirements for the next fifteen years;
     NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements set forth below and subject to the provisions of the Tennessee Valley Authority Act of 1933, as it exists on the date of execution of this agreement, the parties agree as follows:

Section 1. Prepayment Transaction.
Board and TVA have agreed in principle to implement a transaction under which the Municipality will issue for the benefit of the Board the Bonds and use the proceeds thereby obtained to prepay $1,500,000,000 (one billion five hundred million dollars) of the costs it will incur under the Power Contract for a fifteen-year period (the Prepayment Transaction). In order to implement the Prepayment Transaction, and subject to the terms of this agreement, Board and TVA have executed as of even date a supplement to the Power Contract in substantially the form of Attachment A hereto (the Supplement). The Supplement shall not be effective unless the provisions of section 4 of this agreement have been satisfied.
Section 2. Wire Transfer.
Prior to 12:00 noon, EST, on the next business day following the day Board receives the proceeds, Board shall prepay TVA $1,500,000,000 (one billion five hundred million dollars) of costs under the Power Contract by wire transferring $1,500,000,000 (one billion five hundred million dollars) to an account designated by TVA. If such wire transfer occurs before the first day of the month following the month in which the conditions precedent identified in section 4 of this agreement have been satisfied, then an appropriate proration adjustment will be reflected in the document referenced in section 4(f) of this agreement.
Section 3. Further Assurances.
Board and TVA undertake to work diligently and in good faith to:
     a. negotiate, draft, and reach agreement on the terms and conditions of such other documents as are or may be necessary to consummate the Prepayment Transaction;
     b. obtain all necessary approvals from their respective governing bodies to enter into the Supplement and to execute such other documents and take such other steps as are or may be necessary to consummate the Prepayment Transaction; and
     c. obtain from the Internal Revenue Service and/or the Department of Treasury all necessary regulatory provisions, rulings, and/or other administrative guidance permitting the use of tax-exempt financing for the Prepayment Transaction.
Section 4. Conditions Precedent.
The Supplement shall not become effective unless and until each of the following conditions has been satisfied prior to the Effective Date thereof:

     a. Board and TV A shall have negotiated, drafted, and reached agreement on the terms and conditions of such other documents as are or may be necessary to consummate the Prepayment Transaction:
     b. Board and TV A shall each have rendered an opinion that the Supplement is enforceable;
     c. Board and TV A shall each have obtained all necessary approvals from their respective governing bodies to enter into the Supplement and to execute such other documents and take such other steps as are or may be necessary to consummate the Prepayment Transaction;
     d. Board shall have obtained all necessary regulatory provisions, rulings, and/or other administrative guidance from the Internal Revenue Service and/or the Department of Treasury, acceptable to Board in its sole discretion, to permit the use of tax-exempt financing for the Prepayment Transaction;
     e. Board shall have obtained appropriate tax-exempt financing for the Prepayment Transaction containing such terms and conditions and expenses as are, after coordination with TVA, acceptable to Board in its sole discretion. In exercising its discretion, Board will give due consideration to how the terms and conditions would affect TVA;
     f. If either Board or TVA has requested an economic adjustment pursuant to section 5 of this agreement, Board and TVA shall have executed a document modifying the Supplement as provided in section 5 of this agreement in substantially the form of Attachment B hereto; and
     g. Board and TVA shall have executed a document confirming that the foregoing conditions precedent have been satisfied and that they waive any remaining termination rights under section 5 of this agreement in substantially the form of Attachment C hereto.
Section 5. Economic Adjustment.
At any time prior to the execution of the bond purchase agreement for the issuance by the Municipality for the benefit of the Board of Bonds for the Prepayment Transaction, either Board or TVA may request a one-time adjustment of the Monthly Savings under the Supplement in order to preserve the economics of the Prepayment Transaction. If the parties shall agree on a revised level for the Monthly Savings, they shall, prior to the execution of the bond purchase agreement, execute a document modifying the Supplement by adjusting the Monthly Savings and other terms or figures, as necessary, to the agreed-upon revised amount(s) for all purposes under the Supplement, in substantially the form of Attachment B hereto. If they do not reach agreement, then, upon written notice from either party to the other, this agreement shall be terminated. In the event of such a termination, the Supplement shall not become effective and the parties shall share equally all reasonable and customary out-of-pocket expenses of the transaction through the date of termination.
Section 6. Books and Records.
Each party will make available for the review of the other party and its representatives any and all information necessary for the other party’s exercise of rights and discharge of obligations in connection with the Prepayment Transaction. This review will be conducted during normal business hours at the location of the party making the documents available. No documents or copies may be taken from this location without the permission of the party making the documents available. Except for reasonable copying charges incurred if a party allows copies to be made and removed from its offices, nether party shall charge the other for the cost of making its books and records available to the other party. If requested, TVA may make any records it has with respect to the Prepayment Transaction available to the U.S. General Accounting Office or other governmental body with a legitimate interest in such transaction.
Section 7. Definitions.
Terms that are capitalized but not defined in this agreement have the meanings given to them in the Supplement.
Section 8. Entire Agreement.
Except for such agreements of the parties as are set out in the Supplement, this agreement contains the entire agreement and understanding between the parties, and there are no oral understandings, terms, or conditions not herein recited, and neither party has relied upon any representations not contained in this agreement. All prior understandings, terms, or conditions are deemed to be merged in this agreement, which may not be changed or supplemented orally by either party.

     IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their duly authorized officers, as of the day and year first above written.

MEMPHIS LIGHT, GAS AND WATER DIVISION
And
CITY OF MEMPHIS, TENNESSEE

By:	/s/ Herman Morris Jr. President of Light, Gas and Water Division

Date: November 19, 2003

TENNESSEE VALLEY AUTHORITY

By:	/s/ Mark O. Medford

Date: November 19, 2003

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